Exhibit 99.1

  NEWS RELEASE

Contacts:

Gastar Exploration Inc.

Michael A. Gerlich, Chief Financial Officer

713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:

Lisa Elliott / lelliott@DennardLascar.com

Dennard-Lascar Investor Relations: 713-529-6600

Gastar Exploration Announces Suspension of Trading
on the NYSE American Exchange and Expected
Commencement of Over-the-Counter Trading

HOUSTON, September 6, 2018 – Gastar Exploration Inc. (NYSE American: GST) (“Gastar”) today announced that it received notification from the NYSE American LLC (“NYSE”) that the NYSE has suspended trading of the Company’s common stock on the exchange due to its abnormally low trading price. The Company’s following two preferred stock issues listed on the NYSE have also been suspended from trading on the exchange:

Ticker Symbol	Issue Description
GST.PRA	8.625% Series A Cumulative Preferred Stock, par value $0.01 per share
GST.PRB	10.75% Series B Cumulative Preferred Stock, par value $0.01 per share

The Company anticipates that during the trading suspension its common stock and its two preferred stock issues will be quoted for trading on the OTCQB over-the counter market under different trading symbols on September 7, 2018, or shortly thereafter. The transition to the over-the-counter market will not affect Gastar’s business operations or its previously announced process seeking proposals from third parties as it continues to evaluate strategic alternatives for Gastar. The Company will remain subject to the public reporting requirements of the Securities and Exchange Commission (“SEC”) following the transfer of trading to the OTCQB.

As reported on August 29, 2018, Gastar was informed by the NYSE that Gastar was not in compliance with the NYSE’s continued listing standards because the Company's common stock has been selling for a low price per share for a substantial period of time. In light of the trading suspension, the NYSE stated that it intends to commence the delisting process and will apply to the SEC to delist the Company’s common stock and preferred stocks upon completion of all applicable procedures. Gastar is reviewing whether it will appeal the delisting determination pending the outcome of its previously announced process seeking proposals from third parties for strategic alternatives for the Company.

A delisting of the Company's common stock would constitute a "fundamental change" under the terms of the indenture (the "Indenture") governing the Company's Convertible Notes due 2022 ("Convertible Notes"), which would permit the noteholders to require the Company to repurchase all or part of such holder's notes at a cash repurchase price equal to 101% of the principal amount of the Convertible Notes being repurchased, plus accrued and unpaid interest. The Convertible Notes would be required to be repurchased on a date specified by the Company (the "Fundamental Change Repurchase Date") that is not less than 20 nor more than 35 calendar days after the date a fundamental change repurchase notice is sent (which is required to be sent within 20 calendar days of the fundamental change event).  The failure to repurchase the Convertible Notes on the Fundamental Change Repurchase Date would constitute an event of default under the Indenture and result in the automatic acceleration of the maturity date of the Convertible Notes.  Furthermore, upon the occurrence of an event of default under the Indenture, Ares Management LLC and its affiliates, as holders of a majority in principal amount of the Company's term loan, or any transferee holder of a majority in principal amount of the Company's term loan, would have the right to immediately accelerate the maturity of the term loan.

About Gastar Exploration

Gastar Exploration Inc. is a pure play Mid-Continent independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids in the United States. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar holds a concentrated acreage position in the normally pressured oil window of the STACK Play, an area of central Oklahoma which is home to multiple oil and natural gas-rich reservoirs including the Oswego limestone, Meramec and Osage bench formations within the Mississippi Lime, the Woodford shale and Hunton limestone formations. For more information, visit Gastar's website at www.gastar.com.

Forward Looking Statements

This news release includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements express our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including "may," "expects," "projects," "anticipates," "plans," "believes," "estimate," "will," "should," and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks described in Gastar's Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission ("SEC"), available at the SEC's website at www.sec.gov.  By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.